As filed with the Securities and Exchange Commission on May 31, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

___________________________

DGSE COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0097334
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2817 Forest Lane
Dallas, Texas 75234
(972) 484-3662

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Dr. L.S. Smith
Chairman of the Board and Chief Executive Officer
DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
(972) 484-3662

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:

John J. Hentrich, Esq.
Andreas F. Pour, Esq.
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California  92130-2006
(858) 720-8900

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.01 per share	163,860	N.A.	$330,000	(2)	$10
Common Stock, par value $0.01 per share	2,954,268	$0.001 – $2.25(3)	$4,058,484	(3)	$125

——————

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (f)(1) under the Securities Act, based upon the number of shares of common stock, par value $0.001, of Superior Galleries, Inc. (“Superior”) to be exchanged in the merger described herein (600,000 shares), multiplied by $0.55, the arithmetic mean of the high and low prices of Superior common stock as reported on the Pink Sheets on May 30, 2007.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act, based upon the respective exercise prices per share, as set forth in the following table:

Type of Shares	Number of Shares	Exercise Price Per Share ($)	Maximum Aggregate Offering Price ($)

Shares subject to warrants issued in the merger described herein	845,634	$1.89	$1,598,248
	863,000	$0.001	$863
Shares subject to options issued for the bank guarantee and personal loan described herein	267,857	$1.12	$300,000
	577,777	$2.25	$1,299,998
Shares subject to options issued pursuant to the employee stock option plans described herein	50,000	$1.625	$81,250
	75,000	$2.125	$159,375
	275,000	$2.25	$618,750
Total	2,954,268		$4,058,484

——————

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2007

PRELIMINARY PROSPECTUS

DGSE COMPANIES, INC.

3,118,128 SHARES

COMMON STOCK, PAR VALUE $0.01

——————

This prospectus may be used only for the sale or other disposition of up to 3,118,128 shares of our common stock, par value $0.01 per share, or interests therein by the selling stockholders identified beginning on page 12 of this prospectus.

The selling stockholders will receive all of the proceeds from the sale or other disposition of the shares of common stock under this prospectus. We will, however, receive the proceeds from the sale of shares of our common stock to certain selling stockholders to the extent they exercise for cash their options or warrants identified in this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

The selling stockholders may sell or otherwise dispose of the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq Capital Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. See the section entitled “Plan of Distribution” beginning on page 14.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DGSE”. On June [●], 2007, the last reported sale price for our common stock on the Nasdaq Capital Market was $2.[●] per share.

An investment in our common stock involves a high degree of risk. See the heading “Risk Factors” commencing on page 3 of this prospectus for a discussion of these risks.

On May 30, 2007, we completed the acquisition of Superior Galleries, Inc., which we refer to as Superior. For more information on this acquisition, see the section entitled “Recent Developments” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2007

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, unless otherwise indicated, “DGSE,” “our company,” “we,” “us” or “our” refer to DGSE Companies, Inc., a Nevada corporation (formerly Dallas Gold and Silver Exchange, Inc.).

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE “RISK FACTORS”, BEFORE MAKING AN INVESTMENT DECISION ABOUT OUR COMPANY.

GENERAL

We sell jewelry and bullion products to both retail and wholesale customers throughout the United States and makes uncollateralized and collateralized loans to individuals. Our products are marketed through our facilities in Dallas and Carrollton, Texas, Albuquerque, New Mexico, and Mt. Pleasant, South Carolina, and through our four internet websites. Through www.DGSE.com, we operate a virtual store and a real-time auction of our jewelry products. Customers and we buy and sell items of jewelry and are free to set prices in an interactive market. We also offer customers the ability to buy and sell precious metal assets. Customers have access to our two-way markets in all of the most popularly traded precious metal products as well as current quotations for precious metals prices on our other internet website, www.USBullionExchange.com. www.FairchildWatches.com (Fairchild International) provides wholesale customers a virtual catalog of our fine watch inventory. www.CGDEInc.com (Charleston Gold & Diamond Exchange) provides information about our subsidiary and inventory available to purchase, including fine watches, diamonds, rare coins and bullion, and jewelry. Over 7,500 items are available for sale on our internet sites, including $10,000,000 in diamonds, consisting of both inventory and consignments.

Our wholly-owned subsidiary, National Jewelry Exchange, Inc., operates a pawn shop in Carrollton, Texas. We have focused the subsidiary’s operations on sales and pawn loans of jewelry products.

On May 30, 2007, we completed the acquisition of Superior Galleries, Inc. Superior’s principal line of business is the sale of rare coins on a retail, wholesale, and auction basis. Superior’s retail and wholesale operations are conducted in virtually every state in the United States. Superior also provides auction services for customers seeking to sell their own coins. Superior markets its services nationwide through broadcasting and print media and independent sales agents, as well as on the internet through third party websites such as eBay.com, Overstock.com and Amazon.com, and through its own website at SGBH.com. Its headquarters are in Beverly Hills, California. For more information on this acquisition, see the section entitled “Recent Developments” beginning on page 10.

In January 2005, we began offering unsecured payday loans through our wholly-owned subsidiary American Pay Day Centers, Inc.

In July 2004, we sold the goodwill and trade name of Silverman Consultants, Inc.

Our shares of common stock are quoted on the Nasdaq Capital Market under the symbol “DGSE”.

PRINCIPAL EXECUTIVE OFFICE

Our principal executive office is located at 2817 Forest Lane, Dallas, Texas 75234, and our telephone number is (972) 484-3662. Our principal website can be accessed at http://www.DGSE.com/. None of the information on any of our websites forms a part of this prospectus.

The Offering

This prospectus relates to the following shares of our common stock:

•

163,860 shares issued to stockholders of Superior Galleries, Inc., a Delaware corporation which we refer to as Superior, pursuant to the merger of Superior with and into a wholly-owned subsidiary of our company, which we refer to as the acquisition;

•

708,634 shares underlying warrants issued in connection with our acquisition of Superior;

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801,190 shares underlying two stock options which we issued to Dr. L.S. Smith, our chairman and chief executive officer, in consideration for his personal guarantee of our credit facilities with Gateway National Bank and First American Bank;

•

44,444 shares underlying a stock option which we issued to Dr. Smith in consideration for a personal loan he advanced to us; and

•

400,000 shares underlying stock options issued to our executive officers between 1992 and 2001 as inducement or incentive stock options.

The 163,860 previously issued shares of the 3,118,128 shares offered by this prospectus represent approximately 1.9% of our common shares outstanding on May 31, 2007. Assuming the 2,954,268 shares offered by this prospectus which may be issued pursuant to the exercise of options and warrants are outstanding, then the 3,118,128 shares represent 27.0% of our common stock. These shares are described under the heading “Issuances of Securities to Selling Stockholders”, commencing on page 11 of this prospectus.

RISK FACTORS

An investment in our company involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the shares of common stock offered under this prospectus. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. Our results of operations or financial condition could be seriously harmed, and the trading price of our common stock may decline due to any of these or other risks.

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Special Note Regarding Forward-Looking Statements” on page 9 below.

Risks Related to the Acquisition of Superior Galleries, Inc.

If we fail to effectively integrate Superior’s operations, the combined company may not realize the potential benefits of the combination.

The integration Superior will be a time-consuming and expensive process and may disrupt the combined company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company’s results of operations could be harmed, employee morale could decline, key employees could leave, customers could choose not to place new orders and the combined company could have difficulty complying with regulatory requirements. In addition, the combined company may not achieve anticipated synergies or other benefits of the combination. Following the combination, we must operate with Superior as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following difficulties, costs and delays involved in integrating their operations:

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failure to manage relationships with customers and other important constituents successfully;

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failure of customers to accept new services or to continue using the products and services of the combined company;

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difficulties in successfully integrating our management team and employees with those of Superior;

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challenges encountered in managing larger, more geographically dispersed operations;

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the loss of key employees;

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diversion of the attention of management from other ongoing business concerns;

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potential incompatibilities of technologies and systems;

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potential difficulties integrating and harmonizing financial reporting systems; and

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potential incompatibility of business cultures.

If the combined company’s operations after the combination do not meet the expectations of our or Superior’s existing customers, then these customers may cease doing business with the combined company altogether, which would harm the results of operations and financial condition of the combined company.

If the anticipated benefits of the combination are not realized or do not meet the expectations of financial or industry analysts, the market price of our common stock may decline after the combination. The market price of our common stock may decline as a result of the combination if:

•

the integration of DGSE and Superior is unsuccessful;

•

the combined company does not achieve the expected benefits of the combination as quickly as anticipated or the costs of or operational difficulties arising from the combination are greater than anticipated;

•

the combined company’s financial results after the combination are not consistent with the expectations of financial or industry analysts;

•

the anticipated operating and product synergies of the combination are not realized; or

•

the combined company experiences the loss of significant customers or employees as a result of the combination.

Completion of the combination may result in our stock being delisted from the Nasdaq Capital Market.

The completion of the combination may result in our shares of common stock being delisted from the Nasdaq Capital Market. Under Nasdaq Marketplace Rule 4340(a), an issuer must apply for initial inclusion following a transaction in which the issuer combines with a non-Nasdaq entity if the combination results in a change of control of the issuer and potentially allows the non-Nasdaq entity to obtain a Nasdaq listing. Superior is a non-Nasdaq entity and we do not currently, and may not at the time of the combination, satisfy the initial listing requirements of the Nasdaq Capital Market. Accordingly, if Nasdaq determines that the combination will result in a “change of control” of our company for purposes of its Rule 4340(a), Nasdaq may initiate proceedings to delist our common stock from the Nasdaq Capital Market. In this case, we may seek to be listed on the American Stock Exchange, though it does not currently, and there can be no assurances that it will at the time of the combination, satisfy the initial listing requirements of the American Stock Exchange.

Completion of the combination may result in dilution of future earnings per share to our stockholders.

The completion of the combination may not result in improved earnings per share of our common stock or a financial condition superior to that which would have been achieved by either us or Superior on a stand-alone basis. The combination could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company has made, such as the achievement of operating synergies, may not be realized. In this event, the combination could result in a reduction of earnings per share as compared to the earnings per share that would have been achieved by us or Superior if the combination had not occurred.

Superior has a history of losses and may incur future losses.

Superior recorded a net loss of $2,489,000 for its fiscal year ended June 30, 2006 and a net loss of $616,000 for its fiscal year ended June 30, 2005. Superior recorded net income of $552,000 for its fiscal year ended June 30, 2004 and has incurred losses in prior fiscal years since July 1999. We cannot be certain that following the combination, Superior will become profitable as our subsidiary. If Superior does not become profitable and sustain profitability, the market price of our common stock may decline.

Risks Related to the Combined Company

To facilitate a reading of the risks that we believe will apply to us and Superior as a combined company following completion of the combination, in referring to “we”, “us” and other first person declarations in these risk factors, we are referring to the combined company as it would exist following the combination.

Changes in customer demand for our products and services could result in a significant decrease in revenues.

Although our customer base commonly uses our products and services, our failure to meet changing demands of our customers could result in a significant decrease in our revenues.

Changes in governmental rules and regulations applicable to the specialty financial services industry could have a negative impact on our lending activities.

Our lending is subject to extensive regulation, supervision and licensing requirements under various federal, state and local laws, ordinances and regulations. New laws and regulations could be enacted that could have a negative impact on our lending activities.

Fluctuations in our inventory turnover and sales.

We regularly experience fluctuations in our inventory balances, inventory turnover and sales margins, yields on loan portfolios and pawn redemption rates. Changes in any of these factors could materially and adversely affect our profitability and ability to achieve our planned results.

Changes in our liquidity and capital requirements could limit our ability to achieve our plans.

We require continued access to capital, and a significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. Similarly, if actual costs to build new stores significantly exceeds planned costs, our ability to build new stores or to operate new stores profitably could be materially restricted. The DGSE credit agreement also limits the allowable amount of capital expenditures in any given fiscal year, which could limit our ability to build new stores.

Changes in competition from various sources could have a material adverse impact on our ability to achieve our plans.

We encounter significant competition in connection with our retail and lending operations from other pawnshops, cash advance companies and other forms of financial institutions and other retailers, many of which have significantly greater financial resources than us. Significant increases in these competitive influences could adversely affect our operations through a decrease in the number or quality of payday loans and pawn loans or our ability to liquidate forfeited collateral at acceptable margins.

In the coins and other collectibles business, we will compete with a number of comparably sized and smaller firms, as well as a number of larger firms throughout the United States. Our primary competitors are Heritage Auction Galleries, a large scale coin dealer and auctioneer, and American Numismatic Rarities, a comparably-sized coin auctioneer. Many of our competitors have the ability to attract customers as a result of their reputation and the quality collectibles they obtain through their industry connections. Additionally, other reputable companies that sell or auction rare coins and other collectibles may decide to enter our markets to compete with us. These companies have greater name recognition and have greater financial and marketing resources than we do. If these auction companies are successful in entering the specialized market for premium collectibles in which we participate or if dealers and sellers participate less in our auctions, we may attract fewer buyers and our revenue could decrease.

Our earnings could be negatively impacted by an unfavorable outcome of litigation, regulatory actions, or labor and employment matters.

From time to time, we are involved in litigation, regulatory actions and labor and employment matters arising from our normal operations. Currently we are a defendant in several actions. Although we believe the resolution of these actions will not have a material adverse effect on our financial condition, results of operation or liquidity, there can be no assurance as to the ultimate outcome of these or future actions.

A failure in our information systems could prevent us from effectively managing and controlling our business or serving our customers.

We rely on our information systems to manage and operate our stores and business. Each store is part of an information network that permits us to maintain adequate cash inventory, reconcile cash balances daily and report revenues and expenses timely. Any disruption in the availability of our information systems could adversely affect our operation, the ability to serve our customers and our results of operations.

A failure of our internal controls and disclosure controls and procedures, or our inability to comply with the requirements of section 404 of the Sarbanes-Oxley Act in a timely fashion could have a material adverse impact on us and our investors’ confidence in our reported financial information.

Effective internal controls and disclosure controls and processes are necessary for us to provide reliable financial reports and to detect and prevent fraud. We are currently performing the system and process evaluation required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation may conclude that enhancements, modifications or changes to our controls are necessary. Completing this evaluation, performing testing and implementing any required remedial changes will require significant expenditures and management attention. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of these on our operations. We cannot be certain that significant deficiencies or material weaknesses will not be identified, or that remediation efforts will be timely to allow us to comply with the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, investors could lose confidence in our reported financial information.

Changes in general economic conditions could negatively affect loan performance and demand for our products and services.

A sustained deterioration in the economic environment could adversely affect our operations by reducing consumer demand for the products we sell.

Interest rate fluctuations could increase our interest expense.

Although the U.S. Federal Reserve halted a sustained period of regular interest rate hikes in August 2006, interest rates could continue to rise which would, in turn, increase our cost of borrowing.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our future success and growth depend on the continued services of our key management and employees. The loss of the services of any of these individuals or any other key employee or contractor could materially affect our business. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them. There are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with many of our key employees. We do not maintain life insurance polices on many of our employees. Our loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

The voting power in our company is substantially controlled by a small number of stockholders, which may, among other things, delay or frustrate the removal of incumbent directors or a takeover attempt, even if such events may be beneficial to our stockholders.

As of May 31, 2007, Stanford International Bank Ltd., which we refer to as Stanford, and Dr. L.S. Smith, our chairman and chief executive officer, collectively had the power to vote approximately 58% of our voting securities, and beneficially owned approximately 71% of our voting securities on a fully-diluted basis (after giving effect to the exercise of all options and warrants held by them which are exercisable within sixty days of May 31, 2007 but not giving effect to the exercise of any other options or warrants). Consequently, these two stockholders may have sufficient voting power to control the outcome of virtually all corporate matters submitted to the vote of our common stockholders. Those matters could include the election of directors, changes in the size and composition of our board of directors, mergers and other business combinations involving us, or the liquidation of our company. In addition, Stanford and Dr. Smith have entered into a corporate governance agreement with us, which entitles Stanford and Dr. Smith to each nominate two “independent” directors to our board and entitles Dr. Smith, our chairman and chief executive officer, and William H. Oyster, our president and chief operating officer, to be nominated to our board for so long as he remains an executive officer.

Through this control of company nominations to our board of directors and through their voting power, Stanford and Dr. Smith are able to exercise substantial control over certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), a merger or consolidation with another company, and our acquisition or disposition of assets. Also, the concentration of voting power in the hands of Stanford and Dr. Smith could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We could be subject to sales taxes, interest and penalties on interstate sales for which we have not collected taxes.

Superior has not collected California sales tax on mail-order sales to out-of-state customers, nor has it collected use tax on its interstate mail order sales. We believe that our sales to interstate customers are generally tax-exempt due to varying state exemptions relative to the definitions of being engaged in business in particular states and the lack of current Internet taxation. While we have not been contacted by any state authorities seeking to enforce sales or use tax regulations, we cannot assure you that we will not be contacted by authorities in the future with inquiries concerning our compliance with current statutes, nor can we assure you that future statutes will not be enacted that affect the sales and use tax aspects of our business.

We may incur losses as a result of accumulating inventory.

In addition to auctioning rare coins on consignment, a substantial portion of the rare coins that Superior sells comes from its own inventory. Superior purchases these rare coins from dealers and collectors and assumes the inventory and price risks of these items until they are sold. If Superior is unable to resell the rare coins that it purchases when it wants or needs to, or at prices sufficient to generate a profit from their resale, or if the market value of the inventory of purchased rare coins were to decline, our revenue would likely decline.

If we experience an increase in the rescission of sales, our revenue and profitability could decrease.

Our operating results could suffer if we experience a significant increase in the number of sales that are rescinded due to questions about title, provenance or authenticity of an item. Superior warrants the title, provenance and authenticity of each item that it sells at auction. A buyer who believes that any of these characteristics is in doubt must notify Superior in writing within a certain number of days after the date of sale of the property. If Superior cannot substantiate the questioned characteristics, the buyer may rescind the purchase and Superior will refund the price paid at auction to the buyer. When a purchase is rescinded, the seller is required to refund the item’s sale price less sellers’ commissions and other sellers’ fees.

Our planned expansion and enhancement of our website and internet operations may not result in increased profitability.

The satisfactory performance, reliability and availability of our website and network infrastructure are and will be critical to our reputation and our ability to attract and retain customers and technical personnel and to maintain adequate customer service levels. Any system interruptions or reduced performance of our website could materially adversely affect our reputation and our ability to attract new customers and technical personnel. We are in the process of development and/or enhancement of several portions of our websites that will offer content and auctions for rare coins that may have a lower average selling price than many of the rare coins in the markets we currently serve, and in the future we plan to integrate various of our websites. Continued development of our websites will require significant resources and expense. If the planned expansion of our websites does not result in increased revenue, we may experience decreased profitability.

Our website may be vulnerable to security breaches and similar threats which could result in our liability for damages and harm to our reputation.

Despite the implementation of network security measures, our websites are vulnerable to computer viruses, break-ins and similar disruptive problems caused by internet users. These occurrences could result in our liability for damages, and our reputation could suffer. The circumvention of our security measures may result in the misappropriation of customer or other confidential information. Any such security breach could lead to interruptions and delays and the cessation of service to our customers and could result in a decline in revenue and income.

Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and may cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the Nasdaq Capital Market. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and independent registered public accounting firm reports on internal controls as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value and liquidity of our securities.

The revolving credit facilities with Stanford International Bank Ltd. and Texas Capital Bank, N.A. is each collateralized by a general security interest in our assets. If we were to default under the terms of either credit facility, the lender would have the right to foreclose on our assets.

In December 2005, we entered into a revolving credit facility with Texas Capital Bank, N.A., which currently permits borrowings up to a maximum principal amount of $4.3 million. Borrowings under the revolving credit facility are collateralized by a general security interest in substantially all of our assets (other than the assets of Superior). As of May 25, 2007, $4.3 million was outstanding under the term loan and revolving credit facility. If we were to default under the terms and conditions of the revolving credit facility, Texas Capital Bank would have the right to accelerate any indebtedness outstanding and foreclose on our assets in order to satisfy our indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operations and financial position.

In October 2003, Superior entered into a revolving credit facility with Stanford Financial Group Company, which we refer to as SFG, which has assigned the facility to Stanford. The facility currently permits borrowings up to a maximum principal amount of $11.5 million, up to $6 million of which Superior may upstream to DGSE. Borrowings under the revolving credit facility are collateralized by a general security interest in substantially all of Superior’s assets. As of May 31, 2007, $1.9 million was outstanding under the revolving credit facility. If Superior were to default under the terms and conditions of the revolving credit facility, Stanford would have the right to accelerate any indebtedness outstanding and foreclose on Superior’s assets, and, subject to intercreditor arrangements with Texas Capital Bank and other limitations, our assets, in order to satisfy Superior’s indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operations and financial position.

We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future.

We have not paid common stock dividends since our inception and do not anticipate paying dividends in the foreseeable future. Our current business plan provides for the reinvestment of earnings in an effort to complete development of our technologies and products, with the goal of increasing sales and long-term profitability and value. In addition, our revolving credit facility with Texas Capital Bank currently restricts, and any other credit or borrowing arrangements that we may enter into may in the future restrict or limit, our ability to pay dividends to our stockholders.

Risks Relating to this Offering and Our Stock

A substantial number of shares we have issued in exempt transactions and in our acquisition of Superior Galleries, Inc. are, or are being made, available for sale on the open market. The resale of these securities might adversely affect our stock price.

The sale of a substantial number of shares of our common stock under our registration statements, or in anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The 163,860 previously issued shares of the 3,118,128 shares offered by this prospectus represent approximately 1.9% of our common shares outstanding on May 31, 2007. Assuming the 2,954,268 shares offered by this prospectus which may be issued pursuant to the exercise of options and warrants are outstanding, then the 3,118,128 shares represent 27.0% of our common stock. In addition, we issued approximately 3.7 million shares of our common stock pursuant to a registration statement in connection with our acquisition of Superior Galleries, Inc. on May 31, 2007.

Sales of shares pursuant to exercisable options and warrants could lead to subsequent sales of the shares in the public market. These sales, together with sales by other existing stockholders and by our new stockholders who were issued our stock in the Superior acquisition, could depress the market price of our stock by creating an excess in supply of shares for sale. Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.

Our stock is thinly traded, which can lead to price volatility and difficulty in liquidating your investment.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. During the quarter ended March 31, 2007, the average daily trading volume of our stock was approximately 9,000 shares and the shares traded as low as $2.38 and as high as $2.98 per share. Both volume and price could also be subject to wide fluctuations in response to the following:

•

the introduction of new products by us or by our competitors;

•

interest rates and the price of commodities, such as gold; and

•

general market perception of jewelry, rare coin and bullion companies.

Shares issued upon the exercise of options and warrants could dilute your stock holdings and adversely affect our stock price.

We have issued options and warrants to acquire common stock to our employees, directors, consultants, guarantors and lenders at various prices, some of which are or may in the future be below the market price of our stock. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders. We currently have options and warrants for approximately 3.3 million shares outstanding that have exercise prices at or below the recent closing price of our stock on May 30, 2007 of $2.48 per share. Future options issued under our stock option plans may have further dilutive effects.

Nevada law may delay or prevent a potential takeover bid that would be beneficial to common stockholders.

Chapter 78 of the Nevada Revised Statutes contain provisions that may enable our board of directors to discourage, delay or prevent a change in our ownership or in our management. The combinations with interested stockholders provisions of the Nevada Revised Statutes, subject to certain exceptions, restrict the ability of our company to engage in any combination with an interested stockholder for three years after the date a stockholder becomes an interested stockholder, unless, prior to the stockholder becoming an interested stockholder, our board of directors gave approval for the combination or the acquisition of shares which caused the stockholder to become an interested stockholder. If the combination or acquisition was not so approved prior to the stockholder becoming an interested stockholder, the interested stockholder may effect a combination after the three-year period only if either the stockholder receives approval from a majority of the outstanding voting shares, excluding shares beneficially owned by the interested stockholder or its affiliates or associates, or the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. For purposes of the foregoing provisions, “interested stockholder” means either a person, other than our company or our subsidiaries, who directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting shares, or one of our affiliates or associates which at any time within three years immediately before the date in question directly or indirectly beneficially owned 10% or more of the voting power of our outstanding shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as “expect,” “anticipate,” “may,” “might” and similar expressions.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in the section entitled “Risk Factors” beginning on page 3 and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements express or implied by these forward-looking statements. The information in this prospectus speaks only as of the date of this prospectus and the information incorporated herein by reference speaks only as of its date. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RECENT DEVELOPMENTS

Superior Acquisition. On May 30, 2007, we completed the acquisition of all of the outstanding shares of capital stock of Superior Galleries, Inc., and Superior has become our wholly-owned subsidiary. In connection with this acquisition, we issued approximately 3.7 million shares of our common stock to the Superior stockholders. In addition, we assumed options (including options granted to Superior employees, officers and directors pursuant to Superior’s stock option plans) to acquire approximately 95,380 shares of our common stock in connection with the acquisition. Superior’s principal line of business is the sale of rare coins on a retail, wholesale, and auction basis. Superior’s retail and wholesale operations are conducted in virtually every state in the United States. Superior also provides auction services for customers seeking to sell their own coins. Superior markets its services nationwide through broadcasting and print media and independent sales agents, as well as on the Internet through third party websites such as eBay.com, Overstock.com and Amazon.com, and through its own website at SGBH.com. Superior’s principal offices are located in Beverly Hills, California.

Employment Agreements. Upon the consummation of the acquisition of Superior, we entered into amended and restated employment agreements with Dr. L.S. Smith, our chairman and chief executive officer, and William H. Oyster, a director of our board and our president and chief operating officer, and into a new employment agreement with John Benson, our chief financial officer.

Superior Credit Facility. Upon the consummation of the acquisition of Superior, Superior entered into an amended credit facility with Stanford. The amendment decreased the available credit line from $19.89 million to $11.5 million, split into two revolving loans of $5 million and $6.5 million, respectively. Because of the exchange by Stanford of $8.4 million of Superior debt for Superior common stock immediately prior to the consummation of the acquisition of Superior, however, the amended credit facility will continue to have the same availability as Superior’s previous credit line. Loan proceeds can only be used for customer loans consistent with specified loan policies and procedures and for permitted inter-company transactions. Permitted inter-company transactions are loans or dividends paid to us. We guaranteed the repayment of these proceeds pursuant to a secured guaranty in favor of Stanford. The new credit facility matures on May 1, 2012.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock or interests therein offered by this prospectus. We will issue an aggregate of 2,954,267 shares of common stock potentially offered by this prospectus only upon the exercise of stock options and stock purchase warrants by certain of the selling stockholders. If the selling stockholders exercise the stock options and stock purchase warrants for cash, we could receive proceeds of up to approximately $4.1 million. There can be no assurance that the selling stockholders will exercise any of these options or warrants, or, if exercised, that they will be exercised for cash, that any of the underlying shares of common stock will be sold under this prospectus, or that we will receive any proceeds from the exercise of the stock options or stock purchase warrants.

ISSUANCES OF SECURITIES TO SELLING STOCKHOLDERS

This prospectus covers securities which we issued in several separate transactions.

Superior Acquisition. On May 30, 2007, we completed the acquisition of all of the outstanding stock of Superior Galleries, Inc., which sells rare coins on a retail, wholesale, and auction basis. In connection with the acquisition, we issued shares of our common stock in a private placement to certain of the selling stockholders named in this prospectus who were Superior stockholders. These Superior stockholders exchanged 600,000 shares of their Superior common stock in consideration for 163,860 shares of our common stock, which represents the same exchange ratio applicable to the other Superior stockholders.

Stock Purchase Warrants. In connection with this acquisition, Stanford converted approximately $8.4 million of Superior debt into Superior common stock and entered into a new five-year credit facility with Superior. The new facility has a $11.5 million credit line, split into two revolving loans of $5 million and $6.5 million, respectively. Superior may use the latter revolving loan to pay dividends or make loans to us, which loans would be subordinated to loans made under our credit facility with Texas Capital Bank, N.A. In consideration for these transactions, we issued stock purchase warrants, which we refer to as the warrants, to Stanford and its designees, which we refer to collectively as the warrant holders, exercisable for an aggregate of 845,634 shares of our common stock at an exercise price of $1.89 per share, which we refer to as the “A” warrants, and an aggregate of 863,000 shares of our common stock at an exercise price of $0.001 per share, which we refer to as the “B” warrants. All of these warrants will be exercisable until May 29, 2014.

Stock Options. On October 8, 2001, as consideration for the personal guarantee by Dr. L.S. Smith, our chairman and chief executive officer and then our largest stockholder, of our $1.2 million loan from Gateway National Bank, we issued Dr. Smith a stock option to acquire 533,333 shares of our common stock at an exercise price of $2.25 per share, then the current market price as quoted on the Nasdaq SmallCap Market. On that same day, in consideration of a $100,000 loan made to us by Dr. Smith, we issued Dr. Smith a stock option to acquire 44,444 shares of our common stock at the same exercise price. On November 5, 2002, as consideration for the personal guarantee by Dr. Smith of our $3 million loan from First American Bank, we issued Dr. Smith a stock option to acquire 267,857 shares of our common stock at an exercise price of $1.12 per share, then the current market price as quoted on the Nasdaq SmallCap Market. On December 9, 1992, we issued John Benson, our chief financial officer, a stock option to acquire 50,000 shares of our common stock at an exercise price of $1.625 per share as an inducement grant in connection with his joining our company. On December 31, 1993, December 31, 1994 and October 8, 2001 we issued Mr. Benson and William H. Oyster, our president and chief operating officer, stock options to purchase an aggregate of 350,000 shares of our common stock at an exercise price ranging from $2.125 to $2.25 per share. Each of these options was granted with an exercise price equal to the current market as quoted on the Nasdaq SmallCap Market. We refer to each of the stock options described in this paragraph as the options, and their holders as the option holders.

Each of the Superior stockholders and warrant holders represented to us that he is acquiring the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws. In addition, each of the Superior stockholders and warrant holders has represented to us that he is qualified as an “accredited investor”, as that term is defined in Rule 501 under the Securities Act of 1933.

We agreed to file a registration statement, of which this prospectus is a part, prior to June 4, 2007 to register for resale the shares that may be purchased under the warrants. We also agreed to have the registration statement declared effective as soon as possible and in any event by August 27, 2007. Once the registration statement is declared effective, we have agreed to keep it continuously effective until the earliest of:

•

the date that none of the securities required to be registered under the registration statement, which we refer to as the registrable securities, are or may become outstanding;

•

the date that all of the registrable securities have been sold pursuant to the registration statement;

•

the date that the registrable securities may be sold under the provisions of Rule 144 under the Securities Act without limitation as to volume;

•

the date all the registrable securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act and the certificates for those securities do not have a restrictive legend; and

•

three years from the date the registration statement became effective.

Thereafter, if Stanford or any of its designees owns any registrable securities and we are eligible to register the registrable securities on a Form S-3, we have agreed to maintain the registration statement effective under the Securities Act to register the resale of the registrable securities at the expense of Stanford and its assignees.

If we do not comply with our registration obligations, we have agreed to issue to each warrant holder, as of the first day of our failure to comply and for every consecutive 3-month period in which we are not in compliance, as liquidated damages, additional “A” warrants to purchase five percent of the aggregate number of shares of our common stock issuable upon the exercise in full of the “A” warrants then held by each warrant holder. The “A” warrants have an exercise price of $1.89 per share.

SELLING STOCKHOLDERS

We are registering for sale or other disposition shares of our common stock held by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees or other successors.

The following table sets forth information regarding beneficial ownership of our common stock which is based on information provided by the selling stockholders as of May 15, 2007, and supplemented with securities acquired in the Superior acquisition. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.

Except as described below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the securities described under the heading “Issuances of Securities to Selling Stockholders” in the ordinary course of business and does not have any agreement or understandings, directly or indirectly, to distribute the shares offered by this prospectus.

	Total Shares Beneficially Owned Before Offering		Maximum Shares Offered Hereby	Total Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	%†	Number	Number	%†

Dr. L.S. Smith(1)(2)	3,164,665	36.7%	845,634	2,319,031	26.9%
William H. Oyster(3)	290,115	3.4%	250,000	40,115	*
John Benson(4)	161,500	1.9%	150,000	11,500	*
Stanford International Bank Ltd.(2)(5)	3,390,727	39.4%	854,317	2,536,410	29.4%
William R. Fusselmann(6)	246,617	2.9%	246,617	—	*
Daniel T. Bogar(6)	246,617	2.9%	246,617	—	*
Ronald M. Stein(6)	246,617	2.9%	246,617	—	*
Osvaldo and Vivian Pi, trustees, under the Osvaldo and Vivian Pi Living Trust, dated February 13, 2007, and any amendments thereto(6)	246,617	2.9%	246,617	—	*
Charles M. Weiser(7)	15,855	*	15,855	—	*
Tal Kimmel(7)	15,854	*	15,854	—	*

——————

†

Percentage ownership based on 8,616,003 shares of our common stock outstanding as of the close of business on May 30, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares.

*

Less than one percent.

(1)

Dr. Smith is a director and our chairman and chief executive officer. Includes 577,777 and 267,857 shares currently exercisable under stock options with exercise prices of $2.25 and $1.12 per share, respectively, which shares are being offered hereby, and 493,282 shares subject to proxies pursuant to which Dr. Smith holds sole voting power.

(2)

Dr. Smith and Stanford are parties to a corporate governance agreement with us which entitles Stanford and Dr. Smith to each nominate two independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) to our board of directors and entitles Dr. Smith and Mr. Oyster to be nominated to our board for so long as he remains an executive officer of our company. For more information, see the section entitled “Risk Factors” beginning on page 3 of this prospectus.

(3)

Mr. Oyster is a director and our president and chief operating officer. Includes 250,000 shares currently exercisable under stock options with an average exercise price of $2.23 per share, which shares are being offered hereby. In addition, Mr. Oyster has granted Dr. Smith a proxy to vote 38,615 of his currently outstanding shares.

(4)

Mr. Benson is our chief financial officer. Includes 150,000 shares currently exercisable under stock options with an average exercise price of $2.02 per share, which shares are being offered hereby. In addition, Mr. Benson has granted Dr. Smith a proxy to vote his 11,500 shares currently outstanding.

(5)

Stanford was the largest stockholder of Superior prior to our acquisition of Superior and provides Superior with an $11.5 million credit line. Includes 422,817 and 431,500 shares currently exercisable under stock purchase warrants with exercise prices of $1.89 and $0.001 per share, respectively, which shares are being offered hereby.

(6)

Includes 40,965 shares of our common stock acquired in exchange for 150,000 shares of Superior common stock in connection with our acquisition of Superior, and 97,777 and 107,875 shares currently exercisable under stock purchase warrants with exercise prices of $1.89 and $0.001 per share, respectively, all of which shares are being offered hereby.

(7)

All shares are currently exercisable under stock purchase warrants with an exercise price of $1.89 per share, all of which shares are being offered hereby.

DESCRIPTION OF DGSE CAPITAL STOCK

The following is a summary of the rights of our common stock and related provisions of our articles of incorporation and bylaws. This summary is not complete. For more detailed information, please see our articles of incorporation and bylaws, which have been filed in their entirety with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 15.

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share.

As of May 31, 2007, 8,616,003 shares of our common stock were issued and outstanding.

Dividend Rights. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may from time to time determine. To date, we have not paid any cash dividends.

Voting Rights. Each holder of shares of our common stock is entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Pursuant to the requirements of the Nevada Private Corporations Law and our bylaws, the holders of our common stock may cumulate their votes for the election of directors of DGSE if any stockholder gives notice, at the annual meeting prior to voting, of his or her intention to cumulate his or her votes.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions. Upon a liquidation, dissolution or winding-up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock outstanding at that time.

Amendment of Bylaws. Our stockholders have the right to adopt, amend or repeal our bylaws. Subject to this right of our stockholders, our board of directors may adopt, amend or repeal the bylaws, other than to change the maximum authorized number of directors.

Transfer Agent

The transfer agent for our common stock is Registrar & Transfer Company.

Listing

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DGSE”.

PLAN OF DISTRIBUTION

The selling stock1holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Selected legal matters with respect to this offering and the validity of the common stock offered by this prospectus will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K for our fiscal year ended December 31, 2005 have been audited by BKR Cornwell Jackson, an independent registered public accounting firm, to the extent and for the periods set forth in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Superior incorporated in this prospectus by reference from our prospectus filed on April 26, 2007 pursuant to Rule 424(b) under the Securities Act have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report, and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that was filed with the Securities and Exchange Commission. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. In addition, the SEC maintains an internet website (http://www.sec.gov/) that contains certain reports, proxy statements and other information regarding our company and Superior.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007;

•

Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 7, 2007;

•

Our current reports on Form 8-K filed on January 9, 2007 (except for the information furnished pursuant to Item 7.01 and Exhibits 99.6 and 99.7), March 30, 2007, May 11, 2007, and May 31, 2007 (except for the information furnished pursuant to Item 7.01 and Exhibit 99.9);

•

Our proxy statement/prospectus filed on April 26, 2007 pursuant to Rule 424(b) under the Securities Act; and

•

The description of our Common Stock, which is contained in our registration statement on Form 8-A filed with the SEC on June 23, 1999.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

You may obtain copies of these documents on the website maintained by the SEC at http://www.sec.gov/, or from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing or telephoning us at DGSE Companies, Inc., 2817 Forest Lane, Dallas, Texas 75234, Attention:  Investor Relations, (972) 484-3662.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth our costs and expenses in connection with the registration for resale of our common stock. All of the amounts shown are estimates except the Commission registration fee.

Amount

Commission Registration Fee	$135
Printing and Related Fees	$1,000
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$7,500
Miscellaneous Expenses	$1,000
Total	$34,635

Item 15. Indemnification of Directors and Officers.

Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.

Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person (i) did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is not eligible for indemnification. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, but only if such person (i) did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, Section 78.7502(3) provide for mandatory indemnification for him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Section further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Registrant’s Articles of Incorporation provides that any person who is or was a director or officer of the corporation shall not be personally liable for any breach of his or her fiduciary duties as a director or officer, except to the extent such liability may not be eliminated by applicable law from time to time in effect.

The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

The registrant maintains liability insurance for the benefit of its directors and officers.

Item 16. Exhibits.

See Index of Exhibits.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i), (ii) and (iii) next above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 31, 2007.

DGSE COMPANIES, INC.

By:	/s/ Dr. L.S. Smith
Dr. L.S. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. L.S. Smith and William H. Oyster, jointly and severally, the undersigned’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of DGSE Companies, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. L.S. Smith	Chief Executive Officer (Principal Executive Officer), Secretary and Chairman of the Board (Director)	May 31, 2007
Dr. L.S. Smith

/s/ William H. Oyster	President, Chief Operating Officer and Director	May 31, 2007
William H. Oyster

/s/ John Benson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 31, 2007
John Benson

/s/ Craig Allan-Lee	Director	May 31, 2007
Craig Allan-Lee

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description	Filed Herewith	Incorporated by Reference	Form	Date Filed with SEC	Exhibit No.

3.1	Articles of Incorporation dated September 17, 1965		×	8-A12G	June 23, 1999	3.1

3.2	Certificate of Amendment to Articles of Incorporation, dated October 14, 1981		×	8-A12G	June 23, 1999	3.2

3.3	Certificate of Resolution, dated October 14, 1981		×	8-A12G	June 23, 1999	3.3

3.4	Certificate of Amendment to Articles of Incorporation, dated July 15, 1986		×	8-A12G	June 23, 1999	3.4

3.5	Certificate of Amendment to Articles of Incorporation, dated August 23, 1998		×	8-A12G	June 23, 1999	3.5

3.6	Certificate of Amendment to Articles of Incorporation, dated June 26, 1992		×	8-A12G	June 23, 1999	3.6

3.7	Certificate of Amendment to Articles of Incorporation, dated June 26, 2001		×	8-K	July 3, 2001	1.0

3.8	Certificate of Amendment to Articles of Incorporation, dated May 22, 2007		×	8-K	May 31, 2007	3.1

3.9	By-laws, dated March 2, 1992		×	8-A12G	June 23, 1999	3.7

4.1	Specimen Common Stock Certificate		×	S-4	February 26, 2007	4.1

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding validity	×

10.1	Form of Warrant		×	8-K	January 9, 2007	2.4

10.2	Form of Stock Option Agreement – 2004 Plan		×	S-8	May 29, 2007	99.6

10.3	Form of Stock Option Agreement – Smith	×

10.4	Registration Rights Agreement dated as of May 30, 2007		×	8-K	January 9, 2007	2.7

23.1	Consent of BKR Cornwell Jackson	×

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP	×

23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP	See Exhibit 5.1

24.1	Powers of Attorney	See signature page